Exhibit 7.06

LOAN AGREEMENT

This Loan Agreement dated May 3, 2012, is between You-Bin Leng having an address of Star City International Building, 10 Jiuxianqiao Road, C-16th Floor, Chaoyang District, Beijing 100016 ("Borrower") and Equities First Holdings, LLC, a Delaware limited liability company having a place of business at 10 West Market Street, Suite 3050, Indianapolis, IN 46204 (the "Lender").

WITNESSETH

WHEREAS, the Borrower has requested that the Lender provide a loan to be secured by collateral of the Borrower, which collateral will be used, liquidated, sold or otherwise utilized by the Lender during the term of the loan;

WHEREAS, the Lender is willing to furnish such loan, but only upon the terms and conditions contained herein, including, without limitation, the execution, delivery, and, where appropriate, the filing or recording of certain security instruments; and

NOW THEREFORE, in consideration of the mutual covenants contained herein, and other good and valuable consideration, the receipt of which is hereby acknowledged, it is hereby agreed as follows:

SECTION 1

DEFINITIONS

1.1           Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

"Agreement" shall mean this Loan Agreement including any Exhibit and Schedules hereto and as amended or supplemented from time to time.

"Closing Statement" shall mean a statement in the form attached to this Agreement as Exhibit 1, which Closing Statement shall be delivered by the Lender to the Borrower contemporaneously with the funding of the Loan.

"Currency" the parties agree that all loans shall be priced, closed and funded in United States of American Dollars ("USD"). If the Pledged Collateral is a security or instrument which is priced and traded in a market and currency other than USD, the parties agree to convert to USD for all purposes and calculate the currency exchange rate to USD from the currency of the market in which the security or instrument is traded as set forth herein.

"Currency Exchange Rate" the parties agree that to calculate the currency exchange rate from any currency other than USD into USD equivalent they will utilize and rely upon the Wall Street Journal ("WSJ") U.S. Dollar foreign exchange rate daily closing price for the same three consecutive Exchange Business Days as utilized to establish the "Fair Market Value ("FMV") as defined herein and average the daily exchange rate closing price for those same three days to establish the exchange rate.

"Event of Default" shall mean any of the events specified in Section 8.1 hereof.

"Exchange Business Day" shall mean any day that is a trading day on national or international securities exchanges.

"Fair Market Value" ("FMV") shall mean with respect of the shares provided as Pledged Collateral if the principal market for the Pledged Collateral is a national or international securities exchange or the OTC Bulletin Board Services, the National Quotation Bureau, Incorporated or a comparable service, the average of the last sale on three consecutive Exchange Business Days shall be the price per share of the Pledged Collateral and establish its Fair Market Value. If the Pledged Collateral consists of shares of more than one security, the Fair Market Value shall be calculated as a weighted average of the entire portfolio (as identified in "Schedule 1"), based on the three consecutive exchange business days last sale price.

"Lien" shall mean, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset.

"Loan Principal Amount" shall mean the amount of monies borrowed by Borrower from Lender under Section 2.1 hereof.

"Loan Documents" shall mean collectively, this Agreement, the Pledge Agreement, the Closing Statement, and any other agreements, documents, instruments or statements delivered in connection with the Loan. Each to be contemporaneously executed and read and construed together in a manner so as to give meaning and effect to all their provisions.

"Obligations" shall mean all obligations and liabilities of the Borrower to Lender of every kind, nature and description, present or future, direct or indirect, secured or unsecured, absolute or contingent, matured or not, due or to become due, now existing or hereafter arising, regardless of how they arise or by what agreement or instrument or whether evidenced by any agreement or instrument, including, without limitation, (i) the payment in full when due of the Loan and all interest thereon, the payment of all amounts payable by the Borrower to the Lender under the terms of the Loan Agreement or any other Loan Document and the payment and performance in full when due of all other liabilities and obligations of the Borrower to the Lender under the Loan Agreement and the other Loan Documents and (ii) the observance and performance by the Borrower of the obligations to be observed and performed by it hereunder or under any related agreement, instrument or document.

"Person" shall mean any individual, corporation, company, voluntary association, partnership, joint venture, trust, unincorporated organization or government (or any agency, instrumentality or political subdivision thereof).

"Pledge Agreement" shall mean the Pledge Agreement, by which the Pledged Collateral is pledged to the Lender.

"Pledged Collateral" shall mean 822,500 shares of Feihe International, Inc. (ADY), whether physical or electronic, evidencing such shares (collectively, the "Pledged Shares") and all cash, instruments, securities or other property representing a dividend or other distribution on any of the Pledged Shares, or representing a distribution or return of capital upon or in respect of the Pledged Shares, or resulting from a split-up, revision, reclassification or other like change of the Pledged Shares or otherwise received in exchange therefore, and any warrants, rights or options issued to the holders of, or otherwise in respect of, the Pledged Shares, and all proceeds thereof.

"Valuation Event" shall mean that the Fair Market Value of the Pledged Collateral shall at any time be less than eighty percent (80%) of the then Loan Principal Amount as reflected by the three-day average of the last sale on a national or international securities exchange or the OTC Bulletin Board Services, the National Quotation Bureau, Incorporated or a comparable service. See Section 8.1(i) for full definition and effect.

1.2           Use of Defined Terms. All terms defined in this Agreement shall have such defined meanings when used (without repeating the definition) in the Pledge Agreement or other documents made or delivered in conjunction with this Agreement.

1.3           Lender's Discretion. Whenever the terms "satisfactory to," "determined by," "acceptable to," "shall elect," "shall request," or similar terms are used in this Agreement or any of the other Loan Documents to apply to Lender, except as otherwise specifically provided herein or therein, such terms shall mean satisfactory to, at the election of, determined by, acceptable to, or requested by, as applicable, Lender, in its sole discretion.

1.4           Statements as to Knowledge. Any statements, representations or warranties which are based upon the knowledge of the Borrower shall be deemed to have been made after due inquiry with respect to the matter in question but without Borrower being required to seek an opinion of counsel with respect thereto.

SECTION 2

AMOUNT AND TERMS OF LOAN

2.1           Loan Principal Amount. Subject at all times to all of the terms and conditions of this Agreement, the Lender agrees to lend to the Borrower funds equal to 70% of the current Fair Market Value of 822,500 shares of Feihe International, Inc. (ADY), on three consecutive Exchange Business Days on a national or international exchange or the OTC Bulletin Board Services, the National Quotation Bureau, Incorporated or a comparable service if Feihe International, Inc. (ADY) is not traded on a national or international exchange (the "Loan Principal Amount"). If the Pledged Collateral consists of shares of more than one security, the Fair Market Value shall be calculated as a weighted average of the entire portfolio (as identified in "Schedule 1"), based on the three consecutive exchange business days last sale price as defined in Section 1.1, "Fair Market Value." The Loan Principal Amount shall be funded no later than the Closing Date and shall be memorialized in a Closing Statement in the form of Exhibit 1 hereto, which is hereby incorporated by reference.

2.2           Interest Rate.

(a) The Borrower shall pay to the Lender simple interest on the Loan Principal Amount for the term of the Loan at a fixed interest rate of 2.85%, provided that the rate of interest shall never exceed that permitted by applicable law.

(b) The Loan shall bear interest on the Principal Amount for each day from the Closing Date until the Maturity Date. Interest on the Principal Amount shall be computed on the basis of a 360-day year for the actual number of days elapsed and shall be due and payable quarterly commencing ninety (90) days from the Closing Date, for the preceding three months.

(c) The payment of interest will be overdue if not received by the Lender within ten (10) calendar days of the due date. Any overdue interest payment shall incur a penalty of seven percent (7%) of the amount due. If the overdue interest payment plus the penalty is not received by the Lender within thirty (30) days of the original due date the Lender will send a notice to the Borrower advising the Borrower that the loan will terminate under the default provisions of this Agreement if the payments due are not received by the Lender within five (5) days from the date this final notice was sent.

2.3           Loan Origination Fee. Contemporaneous with the funding of the Loan by the Lender on the Closing Date, the Borrower shall pay to the Lender an agreed upon loan origination fee of 3% of the Loan. The Lender is authorized to deduct the loan origination fee from the principal amount being borrowed, if a fee is charged.

2.4           Term of Loan and Maturity of Loan. The Loan shall mature, and the Principal Amount together with all accrued interest thereon shall be due and payable three years subsequent to the occurrence of the Closing Date (the "Maturity Date" or "Maturity"). No prepayment of the Principal Amount or of any interest due under the Loan is allowed. The Maturity Date may be extended by the Lender, but only in writing and on such terms and conditions as the Lender and Borrower may agree upon in writing. The term of the Loan and this Agreement shall begin on the Closing Date and end on the Maturity Date (the "Loan Term"). The Closing Date shall be set in accordance with Section 2.10 of this Agreement and the Closing Statement shall identify the Closing Date.

2.5           Authority and Right to Sell and Buy Pledged Collateral. The Borrower acknowledges that the Lender has the absolute right to sell and buy any or all of the Pledged Collateral during the term of this Agreement and the Loan Documents. However, the Lender shall be under no obligation to sell or otherwise dispose of any Pledged Collateral or to cause any Pledged Collateral to be sold or otherwise disposed of. In the event of a diminution in the fair market value of the Pledged Collateral, the failure of the Lender to dispose of the

Pledged Collateral shall under no circumstances be deemed a failure to exercise reasonable care in the custody or preservation of the Pledged Collateral. Any such sale or other disposition of any Pledged Collateral shall be deemed to be commercially reasonable under the Uniform Commercial Code, fully authorized and approved by the Borrower pursuant to this Loan Agreement and the Loan Documents, and otherwise proper in all respects.

2.6           Actions By Lender Related to Pledged Collateral. Borrower further acknowledges and agrees that as long as the Loan Principal Amount or the Obligations remain due and outstanding, Lender may take any and all actions with respect to the Pledged Collateral as the Lender, in its sole and absolute discretion, may deem to be advisable, including, without limitation, selling and buying some or all of the Pledged Collateral during the term of this Agreement and the Loan Documents, utilizing the Pledged Collateral as a part of hedging transactions, transferring the Pledged Collateral within or among one or more depositary accounts, and creating and trading derivative instruments that are backed, in whole or in part, by the Pledged Collateral. Lender is under no obligation to sequester, hold, retain or escrow the Pledged Collateral in any manner, nor keep it apart from any other assets of Lender, and Lender may combine the Pledged Collateral, in whole or in part, with any other assets.

2.7           Payment of Principal Amount and Interest on Maturity Date. Repayment of the Loan Principal Amount plus any other Obligations due to the Lender, including but not limited to interest due on the Principal Amount, shall be made on the Maturity Date. If Lender has not received the full Principal Amount and all other Obligations due to the Lender in immediately available funds before the close of business of ten (10) calendar days after the Maturity Date, Borrower shall pay to Lender a late charge equal to the five percent (5%) of the amount of the Principal Amount that is then due. Such late charges shall be assessed only once, but shall be in addition to and cumulative with all other interest charges, rights, benefits and remedies available to Lender under any of the Loan Documents on account of any default by Borrower.

This Section 2.7 does not modify or supersede the Lender's rights under Section 2.5 of this Loan Agreement or under the Pledge Agreement to sell any or all of the Pledged Collateral during the term of the Loan or otherwise take actions with respect to the Pledged Collateral nor does it require that the Lender apply the proceeds of the sale of any Pledged Collateral that may occur during the term of the Loan to reduce the Loan Principal Amount or any other obligations.

2.8           Application of Payments. Any funds received as payment from or on behalf of the Borrower (whether pursuant to any of the terms and provisions of the Loan Documents or otherwise) shall be applied by Lender to the following items in the following manner:

(i)	first, if applicable, to the payment to or reimbursement of Lender for any fees and expenses for which it is entitled to be paid or reimbursed pursuant to the Loan Documents;

(ii)	second, if applicable, to any interest compounding at the Default Rate;

(iii)	third, to the payment of any accrued and unpaid interest due under the Loan Agreement; and

(iv)	fourth, to such use as the Lender may elect (it being understood that Lender shall have no obligation to credit such payment to principal except to the extent that principal is due).

2.9           Prepayment. There is no prepayment of the Principal Amount or of any interest due under the Loan permitted during the Loan Term. Borrower acknowledges that if the Loan or any interest due under the Loan are paid for any reason prior to the Maturity Date, the Lender will incur losses and damages and will be deprived the benefit of its bargain.

2.10           Closing. No later than five Exchange Business Days from the satisfaction of the conditions to Lender's Obligations set forth in Section 5 herein, the Closing shall occur (the "Closing Date"). Lender shall provide the Closing Statement to the Borrower prior to the Closing Date, which shall provide notice to the Borrower of the Closing Date. The Lender has the discretion and right to elect not to proceed with any loan transaction with the Borrower up until the completion of the Closing. On the Closing Date, the Loan (less any origination fee, costs or expenses, if applicable and as set forth in the Closing Statement, not satisfied in cash by the Borrower) shall be funded by wire transfer to the account of record for the Borrower as follows:

Bank/Institution Name:	HSBC Bank USA, N.A.

ABA Routing Number:	122240861

Account number:	274018667

For Benefit of:	You-Bin Leng

2.11           Termination and Redelivery of the Pledged Collateral. This Agreement shall terminate when all of the Borrower's Obligations have been paid in full. Within five business days of the Borrower's satisfaction of the Obligations, the Lender shall reassign all right, title, ownership and interest in identical securities, as described in IRC § 1058, to the Borrower and redeliver the Pledged Collateral, without recourse or warranty, at the sole expense of the Lender. The Lender shall also deliver appropriate instruments of reassignment and release. Provided, however, that this Agreement shall be reinstated if any payment in respect of the Obligations is rescinded, invalidated, declared to be fraudulent or preferential or otherwise required to be restored or returned by the Lender for any reason, including without limitation by reason of the insolvency or bankruptcy of the Borrower or any other person. For the purpose of this Loan Agreement and the Loan Documents, a return of identical securities means a return of the Pledged Shares as modified as a result of any split-up, revision, reclassification or other like change of the Pledged Shares. Any cash or shares tendered to buy down the Loan due to the occurrence of an Event of Default are not subject to redelivery and do not become part of the Pledged Collateral.

SECTION 3

NATURE OF LOAN AND PLEDGE

3.1           Non-Recourse Loan and Pledge. The Lender agrees, for itself, its representatives, successors and assigns that: (i) neither the Borrower, nor any representative, successor, assign or affiliate of the Borrower, shall be personally liable for the Principal Loan Amount; and (ii) the Lender, and any such representative, successor or assignee, shall look only to the property identified in this Pledge Agreement for payment of the Obligations and will not make any claim or institute any action or proceeding against the Borrower, or any representatives, successors, assigns or affiliate of the Borrower, for any deficiency remaining after collection upon the Pledged Collateral, except as provided below.

Provided, however, notwithstanding the foregoing, the Borrower is and will remain personally liable for any deficiency remaining after collection of the Pledged Collateral to the extent of any loss suffered by Lender, or its representatives, successors, endorsees or assigns, is caused by Borrower based in whole or in part upon damages arising from any fraud, misrepresentations or the breach of any representation, warranty or agreement in the Loan Documents.

SECTION 4

REPRESENTATIONS AND WARRANTIES OF BORROWER

Borrower represents and warrants to Lender that:

4.1           No Liens or Restrictions. As of the date of this Agreement, the shares of stock constituting the Pledged Collateral are owned by the Borrower free and clear of any Liens and said shares are free of any restriction, are freely tradable and transferable securities and do not have any restrictive legend.

4.2           Consents. This Agreement and all the other Loan Documents executed by and to be executed by Borrower constitute valid and binding obligations of Borrower enforceable in accordance with their respective terms and are to be construed and interpreted as a whole, the same being part of an integrated transaction. To the Borrower's knowledge, no consent of any other party and no consent, license, approval, or authorization of any governmental authority is required in connection with the borrowing by Borrower hereunder, the execution, delivery, and performance of this Agreement, and any of the other Loan Documents executed or to be executed in connection herewith.

4.3           No Conflicts. The borrowing by the Borrower hereunder and the execution and delivery by the Borrower of this Agreement and any other Loan Documents executed and to be executed by Borrower, do not conflict with or result in the breach of any agreement, mortgage or similar instrument under which Borrower or any of their properties is bound, or, to Borrower's knowledge, any law, rule, or regulation of any governmental agency applicable to him or said properties.

4.4           Litigation. There is no action or proceeding pending or, to the knowledge of Borrower, contemplated or threatened against Borrower before or by any court, arbitrator, grand jury or administrative agency, any governmental authority, bureau, agency, or instrumentality which might reasonably foreseeable result in a material adverse change in the financial condition of Borrower.

4.5           No Defaults. Borrower is not in default in the payment or performance of any of his obligations or in the performance of any contract, agreement or other instrument to which he is a party or by which any of his assets or properties may be bound.

4.6           Margin Stock. The Borrower is not engaged, directly or indirectly, in the business of obtaining credit for the purpose of purchasing or carrying any margin stock (as defined in Regulation U of the FRB, 12 CFR Part 221, "Margin Stock").

4.7           No Contrary Liens. Borrower covenants that so long as the Loan or any Obligations to the Lender remain outstanding and unpaid, the Borrower shall not without Lender's express prior written consent, create, assume or suffer to exist any Lien of any kind upon any of the Pledged Collateral, except for liens and security interests in favor of Lender.

SECTION 5

REPRESENTATIONS AND WARRANTIES OF LENDER

Lender represents and warrants to Borrower that:

5.1           Margin Stock. The Lender is not engaged, directly or indirectly, in the business of providing credit for the purpose of purchasing or carrying any margin stock (as defined in Regulation U of the FRB, 12 CFR Part 221, "Margin Stock").

5.2           Short Selling. The Lender is not engaged, directly or indirectly, in short selling any security by borrowing the shares from any entity or person and later buying shares in the same security, then returning the borrowed shares in an effort to make a profit.

5.3           Front Running. The Lender is not engaged, directly or indirectly, in buying or selling ahead of ("front running") the arrival of the Pledged Collateral.

SECTION 6

CONDITIONS TO LENDER'S OBLIGATIONS

The obligation of the Lender to make the Loan is subject to the satisfaction of the following conditions precedent (to the satisfaction of the Lender):

6.1           Pre-Closing Deliveries. The Borrower shall have delivered to the Lender:

a.         the Pledge Agreement duly executed by the Borrower; and

b.       the stock in electronic form representing the Pledged Collateral. Instructions for electronic transfer of stock to Lender are as follows:

Name of Firm:	State Street Bank

DTC Code:	0987

FFC:	BJ60

Account Name:	Equities First Holdings, LLC

Account Number:	630841

6.2           Legal Matters. All matters and all documentation and other instruments in connection with the Loan shall be satisfactory in form and substance to Lender and its counsel, and counsel to Lender shall have received copies of all documents which it may reasonably request in connection with the Loan.

6.3           Regulations. The making of the Loan by Lender to Borrower and the execution, delivery and performance of any documents or agreements shall be in compliance with any applicable laws and government regulations imposed upon Lender and the Borrower.

6.4           No Judgment and Litigation. Lender shall have received evidence that (i) there exists no judgment, order, injunction or other restraint issued or filed which prohibits the making of the Loan or the consummation of the other transactions contemplated hereby, and (ii) no action, suit, litigation or similar proceeding at law or in equity by or before any court, governmental authority, or agency exists or is threatened with respect to the transactions contemplated hereby.

SECTION 7

AFFIRMATIVE COVENANTS

Borrower hereby covenants that, so long as the Loan or any Obligations to the Lender remain outstanding and unpaid, Borrower shall, unless otherwise consented to in writing by Lender:

7.1           Notices. Promptly give notice in writing to Lender of (a) the occurrence of any Default or Event of Default under this Agreement or any other Loan Document or (b) of any default whether or not any requirement for the giving of notice or the lapse of time or both has been satisfied under any instrument or agreement of Borrower which could have a materially adverse effect on the Pledged Collateral.

7.2           Notice of Litigation and Other Matters. Promptly upon learning of (a) the institution of any investigation or proceeding by any governmental authority or agency; or (b) any action, suit, proceeding which names as a party or may effect the Borrower. Borrower shall give notice to the Lender of any of the foregoing events describing the substance and status of the matter involved.

SECTION 8

EVENTS OF DEFAULT AND REMEDIES

8.1           Events of Default. An "Event of Default" shall exist if any one or more of the following shall occur:

(a) Failure by Borrower to pay the Interest when due or the Principal Amount when due or any other Obligations when due to the Lender within ten calendar days of the date when due, whether on the Interest due date, the Maturity Date or any earlier date resulting from acceleration; or

(b) If any representation or warranty made by Borrower in this Agreement or in any statement furnished at or in contemplation of the Closing Date or pursuant to this Agreement or any other Loan Document shall prove to have been knowingly untrue or misleading in any material respect at the time made; or

(c) Default by Borrower in the performance of or observance of any covenant or agreement contained in this Agreement or default in any other Loan Document which is not cured within a reasonable time; or

(d) If an Event of Default under the Pledge Agreement shall occur which is not cured within a reasonable time; or

(e) If the stock provided as Pledged Collateral is removed from a national or international securities exchange, or trading is halted for more than three Exchange Business Days by a regulatory agency, or if the company goes private and has the stock tendered as Pledged Collateral is no longer publicly traded on the national or international securities exchange; or

(f) If Borrower shall make a general assignment for the benefit of creditors or consent to the appointment of a receiver, liquidator, custodian, or similar official of all or substantially all of his properties, or any such official is placed in control of such properties, or Borrower admits in writing his inability to pay his debts as they mature, or the Borrower shall commence any action or proceeding or take advantage of or file under any federal or state insolvency statute, including, without limitation, the United States Bankruptcy Code, seeking to have an order for relief entered with respect to him or seeking adjudication as a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, liquidation, dissolution, or other relief with respect to him or his debts; or

(g) The Pledge Agreement shall cease to create at any time and for any reason a valid and perfected first priority security interest in and to the property subject thereto or the validity or priority of such security interest shall be contested by Borrower or by any other Person; or any of the other Loan Documents shall at any time after their execution and delivery for any reason cease to be in full force and effect or shall be declared null or void, or the validity or enforceability thereof shall be contested by Borrower or by any other Person; or

(h) There shall be commenced against Borrower any action or proceeding of the nature seeking issuance of an attachment, execution, distraint, or similar process against all or any substantial part of the property of Borrower, which results in the entry of an order for relief which remains undismissed, undischarged or unbonded for a period of sixty (60) days; or

(i) If the Fair Market Value of the Pledged Collateral shall at any time be less than eighty percent (80%) of the amount of the Loan Principal Amount as reflected by the three-day average of the last sale on a national securities exchange. If the Pledged Collateral consists of shares of more than one security, the Fair Market Value shall be calculated as a weighted average of the entire portfolio (as identified in "Schedule 1"), based on the three consecutive exchange business days last sale price as defined in Section 1.1, "Fair Market Value." In such event, the Lender shall provide written notice of this Event of Default and the Borrower shall have five (5) business days commencing on the date the written notice is sent to cure in cash or stock equivalent, the deficiency. Upon receipt of notice from the Lender, the Borrower must cure this default by the delivery to the Lender of additional cash or shares of Feihe International, Inc. (ADY) in the amount demanded by the Lender. The Lender shall have the right to demand the payment of cash or stock equivalent (determined in the manner described in the definition of Fair Market Value) and shall have no obligation to accept shares of Feihe International, Inc. (ADY) if the Lender elects to demand a cure in the form of cash; provided, that the Lender must elect to demand a cure in the form of cash to the extent the number of shares of Feihe International, Inc. (ADY) would, together with the Borrower's other sales of such shares within the preceding three months, exceed the volume limitations set forth in Rule 144(e)(l) under the Securities Act of 1933, as amended. The provision of additional cash or free-trading shares serve to buy down the Loan to the new lower minimum Fair Market Value for the Pledged Collateral. Such additional cash or securities tendered by the Borrower serve only to buy down the minimum Fair Market Value of Pledged Collateral pledged and securing the Obligations. Such additional buy down cash or shares do not become part of the original Pledged Collateral and are not subject to redelivery at Maturity. At origination the Borrower and the Lender agreed to a minimum Fair Market Value for the Pledged Collateral for the Loan. The payment of additional cash or securities establishes a new lower minimum Fair Market Value for the Loan and reflects a higher risk threshold for the Lender and Borrower alike.

8.2           Lender's Rights Upon Default. Upon the occurrence of an Event of Default which remains uncured, the Loan, together with any accrued and unpaid interest thereon, shall be immediately due and payable without notice or demand, presentment, or protest, all of which are hereby expressly waived.

At any time after the occurrence of an Event of Default which remains uncured, Lender may exercise the rights and remedies afforded to it under any of the Loan Documents with respect to the Pledged Collateral and may take, sell or otherwise dispose of any remaining Pledged Collateral then held as the Lender's own property. Borrower agrees that Lender may or may not proceed, as it determines in its sole discretion, with any or all rights, benefits, and remedies which it may have against Borrower and agrees that the Lender may exercise a right of acceleration in the event of the occurrence of an Event of Default which remains uncured.

SECTION 9

ARBITRATION

9.1           Any claim, dispute, or controversy ("Claim") arising from or relating to this Agreement or the relationships resulting from this Agreement, wherever and by whomever commenced, shall, upon delivery of a written notice demanding arbitration to the other party (including a written notice after the commencement of a lawsuit or a notice contained in court filings in any such lawsuit), be resolved by binding arbitration pursuant to the Federal Arbitration Act, 9 USC §§ 1 et seq., this agreement, and the applicable rules of the American Arbitration Association ("AAA"), JAMS or the National Arbitration Forum ("NAF") in effect at the time of the written notice demanding arbitration. The term "Claim" as used in this Agreement is to be given the broadest possible meaning, and includes but is not limited to claims, disputes, or controversies arising from or relating to soliciting, originating, closing, or enforcing the transaction that is the subject of the Loan Documents.

9.2           Borrower may select which of AAA, JAMS, or NAF to use for purposes of administering an arbitration governed by this Agreement. The address, telephone number, and web site containing applicable rules for each of these arbitration administrators is as follows:

AAA
Corporate Headquarters
1633 Broadway, 10th Floor
New York, New York 10019
212-716-5800
www.adr.com

JAMS
71 South Wacker Drive
Suite 3090
Chicago, IL 60606

312-655-0555
www.jams.adr.com

NAF
P.O. Box 50191
Minneapolis, MN 55405-0191
952-516-6400
www.adrforum.com

If Borrower fails to select an arbitration administrator within thirty (30) days from the date you or we deliver notice demanding arbitration, Lender will choose one. Any arbitrator must be a commercial lawyer with more than ten (10) years of experience in a regionally recognized law firm or a retired Federal judge or judge who served as a regular member of a state court of intermediate or final appellate jurisdiction.

9.3           Arbitrations seeking monetary relief less than $100,000.00 in the aggregate will be held within the federal judicial district encompassing the city where Borrower resides or is located. Arbitrations seeking monetary relief of $100,000.00 or more in the aggregate will be held in Indianapolis, Indiana.

9.4           Lender will pay up to $2,500.00 in fees charged by the arbitration administrator for Claim(s) asserted by Borrower in the arbitration, after Borrower has paid an amount equivalent to the fee, if any, had such Claim(s) been filed in state or federal court (whichever is less) in the judicial district in which Borrower resides or is located.

9.5           THIS AGREEMENT IS FULLY BINDING IN THE EVENT THAT A CLASS ACTION OR SIMILAR LAWSUIT IS FILED IN WHICH BORROWER WOULD BE A CLASS REPRESENTATIVE OR MEMBER. BORROWER AND LENDER AGREE THAT THERE SHALL BE NO CLASS OR CONSOLIDATED ARBITRATION OF ANY CLAIM. FURTHERMORE, CLAIMS BROUGHT BY OR ON BEHALF OF OTHER BORROWERS MAY NOT BE CONSOLIDATED WITH OR ARBITRATED IN ANY ARBITRATION PROCEEDING THAT IS CONSIDERING BORROWER'S CLAIMS UNLESS SAID OTHER BORROWERS ARE PARTIES TO THE SAME LOAN AGREEMENT. SIMILARLY, BORROWER MAY NOT JOIN WITH OTHER BORROWERS TO BRING CLAIMS IN THE SAME ARBITRATION PROCEEDING UNLESS ALL OF SUCH OTHER BORROWERS ARE PARTY TO THE SAME LOAN TRANSACTION.

SECTION 10

MISCELLANEOUS

10.1          Notices. All notices, requests or other communications to either of the parties by the other shall be in writing and shall be deemed duly given on the earlier of the date the same is delivered in person or when deposited in the United States mail, certified or registered, postage prepaid, return receipt requested, as follows:

If to Lender:

Equities First Holdings, LLC
10 West Market Street
Suite 3050
Indianapolis, IN 46204

If to the Borrower:

You-Bin Leng
Star City International Building
10 Jiuxianqiao Road, C-16th Floor
Chaoyang District, Beijing
100016

Either party may designate by notice in writing to the other a new address to which notices, requests and other communications hereunder shall be given.

10.2          Acceleration of Maturity Due to Change in Collateral. "Change in Collateral" shall mean and have occurred if substantially all of the stock or securities of the company which issued the Pledged Collateral is acquired in a cash or stock and cash transaction or the stock and or security representing the Pledged Collateral ceases to be traded on a national or international securities exchange or the OTC Bulletin Board Services, the National Quotation Bureau, Incorporated or a comparable service.

 (a)      In the event that a Change of Collateral, as defined above, does occur, and the stock or securities of the company which issued the Pledged Collateral is acquired in a cash or stock and cash transaction then the Maturity Date for this Loan and Pledge Agreement are automatically accelerated so that the Obligations become payable 45 days after the actual acquisition and closing date of the Change in Collateral event. Under those circumstances the Borrower and the Lender agree to and shall proceed as follows:

 (1) In the event that a Change of Collateral does occur, the Pledged Collateral will be valued by utilizing the final takeover price or acquisition price at the time of the Change in Collateral closing date multiplied by the total number of shares received as Pledged Collateral. This sum of the number of shares of Pledged Collateral multiplied by the per share acquisition price, be it cash or cash plus stock valued as of the closing date, shall represent the sole and only purchase price value of the Pledged Collateral resulting from the Change in Collateral.

 (2) The Borrower remains obligated under section 2.8 herein to repay the Loan Principal Amount plus any accrued or unpaid interest on the Loan Principal Amount to the date that the Obligations become payable but said amounts will be subtracted by the Lender from the purchase price value of the Pledged Collateral as calculated in Section 10.2(a) above.

 (3) If the purchase price value of the Pledged Collateral, as calculated in Section 10.2(a) above, is an amount which is greater than the payment Obligations owed by the Borrower, as set forth in paragraphs (2) above, then any net excess purchase price proceeds will be paid by the Lender to the Borrower within five (5) Exchange Business Days. If the purchase price value of the Pledged Collateral is an amount which is less than the payments owed by the Borrower as set forth in paragraphs (2) above, then any net excess purchase price proceeds remain the property of the Lender and no payments are due from the Lender to the Borrower. In each event the Loan and Pledge Agreement are terminated.

 (b)          In the event that a Change of Collateral occurs which results from the stock or securities of the company which issued the Pledged Collateral being acquired in an all stock transaction where substantially all of the stock or securities of the company which issued the Pledged Collateral is acquired in a stock transaction and the stock or security representing the Pledged Collateral ceases to be traded on a national or international securities exchange or the OTC Bulletin Board Services, the National Quotation Bureau, Incorporated or a comparable service, then that new security, stock or share instrument is substituted for and becomes the Pledged Collateral and there is no acceleration of the maturity date for the Loan and Pledge Agreement. The Loan and Pledge remain intact because there has been a substitution of Pledged Collateral. At maturity the Borrower remains obligated under the terms of the Loan and Pledge Agreement and the Lender will be obligated to redeliver the Pledged Collateral pursuant to paragraph 2.11 recognizing that the new security, stock or share instrument is substituted for and becomes the Pledged Collateral. The number of shares to be redelivered shall be determined by multiplying the number of shares of the original Pledged Collateral by the number of shares of the acquiring stock tendered for each share of the Pledged Collateral which would reflect the final buyout ratio of acquiring stock to the acquired stock.

10.3         Construction. This Agreement, the Pledge Agreement, and all instruments or agreements delivered hereunder shall be governed by and construed in accordance with the laws of the State of Indiana, excluding there from any principles of conflicts of laws. If any of the provisions of this Agreement shall be or become illegal or unenforceable under any law, the other provisions shall remain in full force and effect.

10.4         Further Assurances. Borrower hereby agrees to execute and deliver such further instruments and documents as may be reasonably requested by Lender in order to carry out fully the intent and accomplish the purposes of this Agreement and the transactions referred to herein. Borrower agrees to take any action which Lender may reasonably request in order to obtain and enjoy the full rights and benefits granted to Lender by this Agreement and each other agreement, instrument and document delivered to Lender in connection herewith, including specifically, at Borrower's own cost and expense, the use of its best efforts to assist in obtaining consent of any government agency or self-regulatory organization for an action or transaction contemplated by this Agreement which is then required by law.

10.5         Survival of Agreements. Except as herein provided, all agreements, representations and warranties made herein and in any statement delivered pursuant hereto, shall survive the execution and delivery of this Agreement or any of the Loan Documents, and shall continue in full force and effect until the indebtedness of Borrower under the Loan Documents has been paid in full.

10.6         Entire Agreement. This Agreement and all other Loan Documents contain the entire agreement between the parties hereto and may be amended, changed or terminated only by an instrument in writing signed by the parties hereto.

10.7         Waivers. No failure to exercise and no delay in exercising, on the part of Lender, any right, power or privilege under this Agreement or under any of the Loan Documents, or any agreement or instrument delivered to Lender hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any such right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege. No waiver of any provision of this Agreement or in any of the Loan Documents shall be effective unless agreed to in writing by the Lender and any such waiver shall not constitute a waiver in the future of any of the provisions of any of the foregoing documents, except as may be specifically provided in any such waiver. No notice to Borrower from Lender shall entitle Borrower to any other or further notice in any circumstance unless expressly provided for in such notice or this Agreement. No course of dealing between Borrower and Lender shall operate as a waiver of any of the rights of Lender under this Agreement.

10.8         Gender and Number. Unless the context otherwise requires, when used herein, the singular includes the plural, and vice-versa, and the masculine includes the feminine and neuter, and vice-versa.

10.9         Captions. Captions used herein are inserted for convenience only and shall not be given any legal effect.

10.10       Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.

10.11       Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Lender and its respective successors and assigns. The rights and obligations of Borrower hereunder may not be assigned or transferred in any respect.

10.12       Confidentiality. This Agreement and the other Loan Documents are to kept confidential and are not to be reproduced in any manner whosoever for Persons other than the parties hereto. Each Party agrees not to circumvent the legitimate interests of the other party and to maintain this transaction in strict confidentiality. Each party agrees to maintain the confidentiality of any trade secrets, techniques, and contracts and contacts of the other party. Each party agrees not to engage in unauthorized communications (i.e. telephone calls, written inquiries, etc.) with the other party's banks, insurers, contracting parties and contacts.

10.13       Consent to Jurisdiction: Venue; Jury Trial Waiver. Borrower hereby consents to the jurisdiction of all the courts of the State of Indiana, including Federal Courts, for the purpose of any suit, action or other proceeding arising out of any of Borrower's obligations under or with respect to this Agreement, and expressly waives any and all objections Borrower may have as to venue in any of such courts. In addition, Borrower consents to the service of process by United States certified or registered mail, return receipt request, addressed to Borrower at the address provided herein. Borrower also, to the extent permitted by law, waives trial by jury in any action brought on or with respect to this Agreement and agrees that in the event this Agreement shall be successfully enforced by suit or otherwise, Borrower will reimburse the holder or holders of the Obligations, upon demand, for all reasonable expenses incurred in connection therewith, including, without limitation, reasonable attorneys' fees and expenses.

10.14       Translations of Agreement. In the event that this Agreement is translated into a language other than English, such translation is intended to assist the Borrower in understanding the terms and conditions of this Agreement and is not intended, and shall not comprise, an enforceable Agreement. To the extent that any conflict exists between a translation of this Agreement and the English language version of this Agreement, the English language version shall prevail and be conclusive. All notices, communications or documents exchanged under this Agreement or delivered under it shall be in the English language or accompanied by an English translation of it.

10.15       Not a Purpose Loan. No part of the proceeds will be used to:

(a) Purchase any Margin Stock which is subsequently used for a margin loan or for any purpose that violates, or is inconsistent with, the provisions of Regulation T, U or X of the FRB.

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IN WITNESS WHEREOF, the parties hereto have caused this Loan Agreement to be duly executed and delivered as of the day and year first above written.

BORROWER:

You-Bin Leng,

/s/ You-Bin Leng

LENDER:

EQUITIES FIRST HOLDINGS, LLC

By: /s/ Alexander Christy, Jr.

Name: Alexander Christy, Jr.

Title: President

IT IS SPECIFICALLY AGREED AND UNDERSTOOD THAT THE TRANSMITTAL OF THIS AGREEMENT DOES NOT CONSTITUTE AN OFFER BY THE PROPOSED LENDER AND THAT THE PROPOSED AGREEMENT SHALL NOT BE BINDING UPON THE PROPOSED LENDER UNLESS ACTUALLY SIGNED BY THE LENDER. MOREOVER, IT IS SPECIFICALLY AGREED THAT THE ENCLOSED DOES NOT REPRESENT A NOTE OR MEMORANDUM OF AGREEMENT UNTIL EXECUTED AND PERFORMED. THE LENDER SHALL BE UNDER NO OBLIGATION TO PROCEED WITH THE CONSUMMATION OF THIS TRANSACTION.

EQUITIES FIRST HOLDINGS LLC

10 West Market Street, Suite 3050
Indianapolis, IN 46204

(317) 429-3500

Closing Statement
________ , 2012

Re:	Loan Agreement dated May 3, 2012 (the "Loan Agreement") by and between You-Bin Leng ("Borrower") and Equities First Holdings, LLC ("Lender")

To:	You-Bin Leng
Star City International Building
10 Jiuxianqiao Road, C-16th Floor
Chaoyang District, Beijing
100016

This comprises the Closing Statement referred to in the Loan Agreement. Capitalized terms used but not defined herein shall have the meanings gives to such terms in the Loan Agreement. No further or additional Closing Statement shall be provided with respect to the Loan set forth in the Loan Agreement. The Closing Date of the Loan shall be______, 2012.

On ______ , 2012, you delivered and posted 822,500 shares of Feihe International, Inc. (ADY) pursuant to the Loan Agreement. The average of the last sale of Feihe International, Inc. (ADY) on three consecutive Exchange Business Days of ($ ___ , $ _______ , and $ _____ ) is $ . Accordingly, and calculated based upon a 70% LTV, the loan proceeds to be distributed to Borrower on the Closing Date under the Loan agreement will be as follows:

Principal Amount of the Loan	$
Loan Origination Fee (3%)	$
Net Loan Proceeds to Borrower	$

The Net Loan Proceeds will be transmitted to you on the Closing Date in accordance with the payment instructions provided in the Loan Agreement. Specifically, to the following:

Bank/Institution Name:	HSBC Bank USA, N.A.

ABA Routing Number:	122240861

Account Number:	274018667

Account Name:	You-Bin Leng

The first quarterly interest payment due under the Loan Agreement will be due on August, 2012. Please ensure timely payment of this interest payment.

Equities First Holdings LLC appreciates your business and please do not hesitate to contact us at any time should you have any questions or concerns.